Exhibit 99.1

Citizens South Banking Corporation Announces Record Quarterly Earnings Per Share

          GASTONIA, N.C., Oct. 16 /PRNewswire-FirstCall/ -- Citizens South Banking Corporation (Nasdaq: CSBC), the holding company for Citizens South Bank, announced net income for the quarter ended September 30, 2006, of $1.4 million, or $0.18 per diluted share, compared to $964,000, or $0.14 per diluted share, for the quarter ended September 30, 2005.   This represents a $474,000, or 49.1%, increase in net income for the third quarter of 2006 when compared to the third quarter of 2005.

          “It is gratifying to see our team’s efforts result in record earnings per share for the Company,” Kim S. Price, President and CEO, stated in making the announcement.  “We have executed a number of initiatives that are enhancing our Company’s ability to deliver improved customer service, quality balance sheet growth, and operating efficiencies.  These results are particularly notable considering the difficult yield curve and the increasingly competitive environment in which we operate.”

          Diluted earnings per share increased by $0.04, or 28.6%, for the same periods.  Net operating income, which excludes net gains on sales of assets, amounted to $1.4 million, or $0.18 per diluted share, for the quarter ended September 30, 2006, compared to $953,000, or $0.14 per diluted share, for the quarter ended September 30, 2005.

          Net interest income increased by $1.5 million, or 40.3%, during the third quarter of 2006, compared to the third quarter of 2005. This increase was primarily the result of the acquisition of Trinity Bank, continued loan growth, and a change in the asset mix.  Total loans increased by $44.9 million, or 12.6% annualized, to $518.2 million during the nine months ended September 30, 2006.  This increase in loans was primarily funded by growth in deposits and maturing investment securities.

          Credit quality compares favorably with industry peers.  Nonperforming assets totaled $2.1 million, or 0.29% of total assets, at September 30, 2006, compared to $2.2 million, or 0.42% of total assets, at the end of the third quarter of 2005.

          During the first three quarters of 2006, the Company’s total deposits increased by $31.5 million, or 8.1% annualized, to $549.0 million as of September 30, 2006.   Deposit gathering continues to be a major focus for the Company.

          Noninterest income increased by $548,000, or 50.0%, to $1.6 million for the quarter ended September 30, 2006, compared to $1.1 million for the quarter ended September 30, 2005.  This increase was partially attributable to the expanded customer base developed and acquired through the Trinity Bank acquisition, which resulted in higher fee income from loan and deposit products.  A restructuring of our mortgage banking and financial services divisions also contributed to growing fee revenue.

          Noninterest expense increased by $1.1 million, or 33.7%, to $4.4 million for the third quarter of 2006.  These increased expenses are largely associated with the staffing and operations of three additional full-service offices resulting from the acquisition of Trinity Bank, the opening of a new full-service office in Belmont, North Carolina, and the opening of a new loan production office in Rock Hill, South Carolina.

          Headquartered in Gastonia, North Carolina, Citizens South Bank was founded in 1904.  Deposits are FDIC insured.  At September 30, 2006, the Bank had approximately $726 million in assets with 14 full-service offices in the Charlotte Region, including Gaston, Iredell, Rowan, and Union counties in North Carolina; and two loan production offices in Mecklenburg County, North Carolina and York County, South Carolina.  Citizens South Bank is an Equal Housing Lender and Member, FDIC.  The Bank is a wholly-owned subsidiary of Citizens South Banking Corporation, and shares of the common stock of the Company trade on the NASDAQ National Market under the ticker symbol “CSBC”. The Company maintains a website at www.citizenssouth.com that includes information on the Company, along with a list of products and services, branch locations, current financial information, and links to the Company’s 1934 Securities Exchange Act filings with the SEC.

          Forward-looking Statements

          This news release contains certain forward-looking statements which include, but are not limited to, statements of our earnings expectations, statements regarding our operating strategy, and estimates of our future costs and benefits.   These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Forward-looking statements speak only as of the date they are made and the Company is under no duty to update these forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Factors that could cause such a difference include, but are not limited to, changes in general economic conditions -- either locally or nationally, competition among depository and financial institutions, our ability to successfully integrate Trinity Bank, the continuation of current revenue and expense trends, unforeseen changes in the Company’s markets, and legal, regulatory, or accounting changes.  The Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2005, describe some of these factors.

Citizens South Banking Corporation
Selected Financial Information
(dollars in thousands, except per share data)

	Quarter ended September 30, 2006	Quarter ended September 30, 2005	Nine Months ended September 30, 2006	Nine Months ended September 30, 2005

Reconciliation of GAAP to non-GAAP Measures:
Net income, as reported (GAAP)	$1,438	$964	$3,972	$2,767
Non-operating items:
(Gain)/ loss on sale of assets, net	(8)	(19)	40	(82)
Merger and integration related expense	0	0	57	0
Related income taxes (39%)	3	8	(38)	32
Net Operating Income	$1,433	$953	$4,031	$2,717
Per Share Data:
Average common shares outstanding, basic	8,019,286	6,968,691	8,042,271	7,007,014
Basic net income - GAAP	$0.18	$0.14	$0.49	$0.40
Basic net income - Operating	0.18	0.14	0.50	0.39
Average common shares outstanding, diluted	8,095,750	7,061,656	8,119,781	7,097,439
Diluted net income - GAAP	$0.18	$0.14	$0.49	$0.39
Diluted net income - Operating	0.18	0.14	0.50	0.38
Cash dividends declared	$0.075	$0.07	$0.225	$0.21
Period-end book value	10.46	9.77	10.46	9.77
Financial Ratios (annualized):
Return on average stockholders’ equity - GAAP	6.70%	5.40%	6.26%	5.22%
Return on avg. stockholders’ equity - Operating	6.67	5.33	6.35	5.12
Return on average assets - GAAP	0.79%	0.75%	0.75%	0.72%
Return on average assets - Operating	0.79	0.74	0.76	0.71
Efficiency ratio - GAAP	64.10%	68.30%	66.27%	69.28%
Net interest margin	3.27%	3.26%	3.36%	3.26%
Average equity to average assets	11.81	13.81	11.92	13.89
Asset Quality Data:
Allowance for loan losses	$5,560	$3,369	$5,560	$3,369
Nonperforming loans	1,925	1,503	1,925	1,503
Nonperforming assets	2,070	2,158	2,070	2,158
Net charge-offs	154	42	409	70
Allowance for loan losses to total loans	1.07%	0.98%	1.07%	0.98%
Nonperforming loans to total loans	0.37	0.44	0.37	0.44
Nonperforming assets to total assets	0.29	0.42	0.29	0.42
Average Balances:
Total assets	$721,204	$513,347	$711,344	$510,733
Loans receivable, net of unearned income	503,491	330,718	487,860	324,471
Interest-earning assets	628,548	450,923	616,516	450,847
Deposits	540,201	371,448	528,988	371,053
Interest-bearing liabilities	588,402	410,882	582,538	410,339
Stockholders’ equity	85,178	70,880	84,813	70,940
At Period End:
Total assets	$725,908	$518,942	$725,908	$518,942
Loans receivable, net	512,652	341,406	512,652	341,406
Interest-earning assets	639,054	463,304	639,054	463,304
Intangible assets	31,842	7,310	31,842	7,310
Deposits	548,999	373,230	548,999	373,230
Interest-bearing liabilities	593,183	419,555	593,183	419,555
Stockholders’ equity	85,776	70,527	85,776	70,527

Citizens South Banking Corporation
Consolidated Statements of Financial Condition
(dollars in thousands)

	September 30, 2006	December 31, 2005

	(unaudited)
ASSETS
Cash and due from banks	$10,227	$8,863
Interest-earning bank balances	16,135	17,790
Cash and cash equivalents	26,362	26,653
Investment securities available-for-sale, at fair value	47,858	53,429
Mortgage-backed securities available-for-sale, at fair value	58,774	70,236
Loans receivable, net unearned income	518,212	473,336
Allowance for loan losses	(5,560)	(5,104)
Loans receivable, net	512,652	468,232
Real estate acquired through foreclosure, net	145	1,157
Premises and equipment, net	18,977	19,819
Accrued interest receivable	3,154	2,539
Federal Home Loan Bank stock, at cost	3,649	4,084
Intangible assets	31,842	32,424
Bank owned life insurance	15,365	14,828
Other assets	7,130	7,693
Total assets	$725,908	$701,094
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposit accounts	$89,015	$85,489
Money market deposit accounts	110,111	104,421
Savings accounts	17,591	23,654
Time deposits	332,282	303,980
Total deposits	548,999	517,544
Borrowed money	82,346	91,342
Deferred compensation	5,589	5,849
Other liabilities	3,198	2,101
Total liabilities	640,132	616,836
Stockholders’ Equity:
Common stock issued and outstanding, $0.01 par value, 20,000,000 shares authorized, 9,062,727 issued at September 30, 2006, and December 31, 2005, and 8,199,683 shares outstanding at September 30, 2006, and 8,291,544 shares outstanding at December 31, 2005	91	91
Additional paid-in-capital	68,486	68,468
Unallocated common stock held by Employee Stock Ownership Plan	(1,476)	(1,613)
Unearned compensation related to Recognition and Retention Plan	(1,209)	(1,419)
Retained earnings, substantially restricted	32,156	30,311
Accumulated unrealized loss on securities available-for-sale, net of tax	(1,333)	(1,567)
Treasury stock of 863,044 shares at September 30, 2006, and 771,183 shares at December 31, 2005	(10,939)	(10,013)
Total stockholders’ equity	85,776	84,258
Total liabilities and stockholders’ equity	$725,908	$701,094

Citizens South Banking Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Interest income
Loans	$9,804	$5,368	$27,501	$14,960
Investment securities	467	387	1,458	1,157
Interest-bearing deposits	210	107	487	261
Mortgage-backed and related securities	644	621	2,027	2,034
Total interest income	11,125	6,483	31,473	18,412
Interest Expense
Deposits	4,858	2,220	12,802	5,862
Borrowed funds	1,065	554	3,156	1,547
Total interest expense	5,923	2,774	15,958	7,409
Net interest income	5,202	3,709	15,515	11,003
Provision for loan losses	300	140	865	410
Net interest income after provision for loan losses	4,902	3,569	14,650	10,593
Noninterest Income
Fee income on deposit accounts	742	634	2,157	1,789
Fee income on mortgage banking and lending activities	359	159	864	400
Dividends on FHLB stock	58	30	169	109
Increase in cash value of bank-owned life insurance	166	150	580	458
Fair value adjustment on deferred compensation assets	101	26	143	57
Net gain / (loss) on sale of assets	8	19	(40)	82
Other noninterest income	209	77	553	299
Total noninterest income	1,643	1,095	4,426	3,194
Noninterest Expense
Compensation and benefits	2,281	1,705	6,861	5,111
Fair value adjustment on deferred compensation obligation	101	26	143	57
Occupancy and equipment expense	610	486	1,990	1,466
Professional services	116	132	420	443
Amortization of intangible assets	186	78	558	249
Merger and integration related expenses	0	0	57	0
Other noninterest expenses	1,094	855	3,186	2,510
Total noninterest expense	4,388	3,282	13,215	9,836
Income before income taxes	2,157	1,382	5,861	3,951
Provision for income taxes	719	418	1,889	1,184
Net income	$1,438	$964	$3,972	$2,767
Basic earnings per share	$0.18	$0.14	$0.49	$0.40
Diluted earnings per share	$0.18	$0.14	$0.49	$0.39
Basic average common shares outstanding	8,019,286	6,968,691	8,042,271	7,007,014
Diluted average common shares outstanding	8,095,750	7,061,656	8,119,781	7,097,439

SOURCE
          -0-                                                            10/16/2006
          /CONTACT:  Gary F. Hoskins, CFO of Citizens South Banking Corporation, +1-704-884-2263, or gary.hoskins@citizenssouth.com/
          /Web site:  http://www.citizenssouth.com/
          (CSBC)